Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(847) 615-1538

TARGET CORPORATION SEPTEMBER SALES FROM CONTINUING OPERATIONS

UP 11.4 PERCENT

MINNEAPOLIS, October 6, 2005 — Target Corporation today reported that its net retail sales from continuing operations (principally Target Stores) for the five weeks ended October 1, 2005 increased 11.4 percent to $4.306 billion from $3.866 billion for the five-week period ended October 2, 2004. On this same basis, comparable-store sales increased 5.6 percent from fiscal September 2004.

The sales plan for the month was a comparable-store increase in the range of 4 to 6 percent.

“Our same-store sales growth in September was in line with our planned range for the month,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “Importantly, we have continued to enjoy robust gross margin rate performance in the third quarter to-date similar to our strong first half trends. This exceptional third quarter momentum, combined with our outlook for more modest earnings growth in the fourth quarter, reinforces our confidence in our ability to deliver $1.50, or more, in diluted earnings per share in this year’s second half.”

		Total Sales	Comparable Stores % Change
Continuing Operations	Sales	% Change	This Year	Last Year
	(millions)
September	$4,306	11.4	5.6	5.6

Year-to-Date	$31,007	12.8	6.3	5.1

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s Second Quarter 2005 Form 10-Q.

Target Corporation operates Target Stores, a chain of large, general merchandise discount stores consisting of 1,400 locations in 47 states, as well as an on-line business called Target.com.

Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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